EXHIBIT 99

D&E COMMUNICATIONS, INC.	CONTACT :
FOR IMMEDIATE RELEASE	W. Garth Sprecher
MARCH 14, 2005	Sr. Vice President and Corporate Secretary
(717) 738-8304

D&E COMMUNICATIONS REPORTS FOURTH QUARTER AND YEAR END 2004 RESULTS

EPHRATA, PENNSYLVANIA (March 14, 2005) – D&E Communications, Inc. (“D&E”) (Nasdaq: DECC), a leading provider of integrated communications services in central and eastern Pennsylvania, today announced the results of its operations for the fourth quarter and year ended December 31, 2004.

For the fourth quarter of 2004 the company reported total operating revenue of $44.7 million, as compared to $44.7 million in the fourth quarter of 2003. Net loss for the fourth quarter was $2.4 million, or ($0.17) per share, as compared to net income of $2.5 million or $0.16 per share, for the same period last year.

Total operating revenue for the full year 2004 was $176.3 million, as compared to $173.1 million for the previous year. Net loss for the year was $2.7 million, or ($0.18) per share, as compared to a net income of $4.1 million, or $0.26 per share, for 2003. Included in the 2004 results is a loss of $5.3 million ($3.6 million, or ($0.24) per common share, after tax) on early extinguishment of debt related to the company’s refinancing of its debt in March and November 2004. The refinancing activities are estimated to achieve annual interest expense savings of approximately $2.7 million, based on market interest rates at the time of the refinancing, until the maturity of the debt in 2011. Results for 2004 also included a loss of $2.1 million ($2.1 million, or ($0.14) per common share after tax) for our share of an impairment of assets at Pilicka and an impairment of our investment in EuroTel.

“The results of the year reflect our continued efforts to improve our balance sheet, provide long term cost savings for the company, and eliminate certain debt covenants to ease restrictions on our use of cash flow,” commented G. William Ruhl, Chairman, President and Chief Executive Officer of D&E Communications. “We are pleased with the general progress we have made throughout the year as we achieved many of the milestones we set out to manage our strategic plan. These goals include increasing top line growth while favorably refinancing our debt twice, continuing to create greater efficiencies resulting from our acquisition of Conestoga Enterprises, and upgrading our systems and infrastructure to more efficiently deliver increased services and technology to our customers.”

“We still have a lot of work ahead of us,” Ruhl added. “Over the years we have built a strong foundation of loyal customers based substantially on our ability to deliver excellent customer service and our ability to acquire organizations that advance our integrated communications provider strategy. Going forward we will look to continue this trend by beginning to transition D&E for the future. A key component of our success in this endeavor will rest in our ability to be the leading integrated communications provider in the region, a one-stop-shop for all our customers’ communications needs including high speed data, voice, and, in some of our markets, video services. In doing so, we will seek to increase our base of satisfied customers and our revenue per customer. We look forward to reporting our progress in these and other areas as we move forward.”

On a segment by segment basis, the company reported the following information:

Rural Local Exchange Carrier (RLEC)

Fourth quarter 2004 revenues from the RLEC segment were $28.0 million, as compared to $28.5 million for fourth quarter 2003. This decrease was due in large part to fewer access lines, rate reductions to wireless carriers for use of our network and a reduction in NECA settlement revenues, offset by an increase in directory revenue and dedicated circuit revenue. Full-year 2004 revenue for the RLEC segment was approximately $111 million, as compared to $113 million for 2003. The decrease was due mainly to reductions in network access revenues and long distance revenues, offset by increases in directory revenue and dedicated data circuit revenue.

For 2004, RLEC line count decreased 2.2% to 139,607, as compared to 142,799 at the end of 2003. Some of this line loss was due to customers canceling second lines used for dial-up Internet service as they switched to D&E’s Digital Subscriber Line (DSL) service.

RLEC operating expenses for the fourth quarter were $20.1 million, compared to $19.6 million during the same period last year, with the increase caused primarily by an increase of $0.8 million in directory expense. RLEC operating expenses for the year increased $2.2 million, or 2.7%, to $81.8 million in 2004 due in large part to an increase in directory expense and an increase in professional fees in connection with the cost of complying with the provisions of the Sarbanes-Oxley Act relating to internal controls over financial reporting. Operating income for the quarter was $8.0 million, down from $8.9 million in fourth quarter 2003. As a result of the decreased revenue and increased expenses described above, operating income for 2004 decreased 13.4% to $29.2 million, compared to $33.7 million in 2003.

Competitive Local Exchange Carrier (CLEC)

For the fourth quarter of 2004 CLEC segment revenues were $9.6 million, compared to $9.4 million for the same period of 2003. This increase was due to increased dedicated data circuit revenue and a larger number of access lines, offset by a reduction in long distance service revenues due to rate reductions and fewer minutes of use. CLEC segment revenues for 2004 increased $1.8 million, or 5.1%, to $37.6 million. The increase was related to the addition of access lines for new customers and a growth in dedicated data circuits partially offset by a $1.3 million decrease in long distance revenues due to rate reductions and decreased minutes of use.

During 2004, the CLEC line count increased 9.5% to 38,461, compared to 35,140 at year-end 2003.

CLEC operating expenses for the fourth quarter of 2004 were $9.8 million, down from $10.2 million for the same period last year. This decrease was due to reductions in long distance costs due to fewer minutes of use and rate reductions from carriers, reduced subscriber billing costs as a result of efficiencies achieved in the billing conversion, offset by an increase in cost of leased facilities to provide services to our additional customers and an increase in labor and benefits. Full year 2004 CLEC segment operating expenses increased $0.7 million, or 1.8%, to $40.3 million, with the increase primarily related to an increase in cost of leased facilities to provide services to our additional customers, increased depreciation expense, increased labor and benefits and an increase in other operating taxes, offset by a decrease in long distance costs due to fewer minutes of use and rate reductions from carriers and a reduction in subscriber billing costs.

For the fourth quarter of 2004 operating losses were $0.2 million, an improvement over an operating loss of $0.8 million in fourth quarter 2003. For the year the CLEC segment reported a smaller operating loss of $2.7 million, down 29.8% from an operating loss of $3.8 million during 2003.

Internet Services Segment

Internet services revenues for the fourth quarter of 2004 were $2.7 million as compared to $2.3 million in the fourth quarter of 2003, due to increased DSL revenues. For the year the company achieved a 41% increase in internet services segment revenues to $10.4 million in 2004, as compared to $7.3 million for 2003 primarily due to a $2.7 million increase in DSL revenues

At year-end 2004, the number of DSL subscribers was 11,052, compared to 7,303 at year-end 2003. There were 11,535 dial-up subscribers at the end of 2004, compared to 12,859 at year-end 2003.

Operating expenses for the fourth quarter of 2004 were $2.6 million, as compared to $2.2 million for the same period of 2003, due to an increase in labor and benefits and an increase in the costs of providing additional broadband capacity. Operating expenses for the year were $10 million, as compared to $7.5 million in 2003, also due to increased labor and benefits and an increase in the costs of providing additional broadband capacity.

For the fourth quarter, Internet Services had operating income of $0.13 million, compared to $0.08 million during the same period in 2003. For the year, operating income was $0.3 million in 2004, compared to a loss of $0.1 million in 2003.

Systems Integration

System integration revenues for the quarter were $6.2 million, as compared to $6.5 million for the same period last year. This decrease was due mainly to a reduction in voice equipment sales. For the year, systems integration segment revenues increased $1.4 million, or 6%, to $24.8 million compared to $23.4 million in systems integration revenue in 2003. The increase is primarily due to a $1.3 million increase in data services revenue.

Fourth quarter 2004 operating expenses were $7.4 million, almost unchanged from the same quarter in the previous year. For the year, operating expenses increased $1.7 million, or 6%, to $29.4 million. Increased labor and benefits costs accounted for more than 80% of the increased expenses associated with the segment.

Systems integration operating losses for the quarter ended December 31, 2004 were $1.2 million, as compared to $0.9 million in the fourth quarter of 2003. Operating losses for the year increased $0.3 million, to $4.6 million, as compared to $4.3 million in 2003.

About D&E Communications

D&E is an integrated communications provider offering high-speed data, Internet access, local and long distance telephone, voice and data networking, network management and security, and video services. Based in Lancaster County, D&E has been serving communities in central Pennsylvania for more than 100 years. For more information, visit www.decommunications.com.

This press release contains forward-looking statements. These forward-looking statements are found in various places throughout this press release and include, without limitation, statements regarding financial and other information. These statements are based upon the current beliefs and expectations of D&E’s management concerning the development of our business, are not guarantees of future performance and involve a number of risks, uncertainties, and other important factors that could cause actual developments and results to differ materially from our expectations. Those factors include, but are not limited to, the effect of the convergence of voice, data, and video technologies on our historical competitive advantages; the increasingly competitive nature of the communications industry; the significant indebtedness of the company; and other key factors that we have indicated could adversely affect our business and financial performance contained in our past and future filings and reports, including those filed with the United States Securities and Exchange Commission. D&E undertakes no obligation to revise or update its forward-looking statements whether as a result of new information, future events, or otherwise.

D&E COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended December 31, (unaudited)		Twelve Months Ended December 31,
	2004	2003	2004	2003
OPERATING REVENUES
Communication service revenues	$40,558	$40,890	$160,820	$158,486
Communication products sold	3,445	3,134	12,656	12,255
Other	676	698	2,795	2,384

Total operating revenues	44,679	44,722	176,271	173,125

OPERATING EXPENSES
Communication service expenses (exclusive of depreciation and amortization below)	16,165	15,596	65,049	60,846
Cost of communication products sold	2,728	2,322	10,100	9,317
Depreciation and amortization	9,776	9,854	39,119	38,626
Marketing and customer services	3,984	3,994	15,977	16,073
Merger-related costs	—	—	—	—
General and administrative services	5,744	6,157	25,079	24,496

Total operating expenses	38,397	37,923	155,324	149,358

Operating income	6,282	6,799	20,947	23,767

OTHER INCOME (EXPENSE)
Equity in net losses of affiliates	(1,746)	(664)	(3,172)	(2,537)
Interest expense	(3,441)	(4,385)	(14,389)	(18,074)
Gain (loss) on investments	(1,057)	790	(1,057)	790
Loss on early extinguishment of debt	(411)	—	(5,252)	—
Other, net	339	1,042	1,679	1,964

Total other income (expense)	(6,316)	(3,217)	(22,191)	(17,857)

Income (loss) from continuing operations before income taxes and dividends on utility preferred stock	(34)	3,582	(1,244)	5,910

INCOME TAXES AND DIVIDENDS ON UTILITY PREFERRED STOCK
Income taxes	2,386	1,109	1,430	1,968
Dividends on utility preferred stock	16	16	65	65

Total income taxes and dividends on utility preferred stock	2,402	1,125	1,495	2,033

Income (loss) from continuing operations	(2,436)	2,457	(2,739)	3,877

Discontinued operations:
Loss from operations of Paging business, net of income tax benefit of $27	—	—	—	(53)

Income (loss) before cumulative effect of change in accounting principle	(2,436)	2,457	(2,739)	3,824

Cumulative effect of change in accounting principle, net of income taxes of $177	—	—	—	260

NET INCOME (LOSS)	$(2,436)	$2,457	$(2,739)	$4,084

Weighted average common shares outstanding (basic)	14,257	15,538	15,057	15,484
Weighted average common shares outstanding (diluted)	14,257	15,612	15,057	15,541

BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE
Income (loss) from continuing operations	$(0.17)	$0.16	$(0.18)	$0.25
Income (loss) from discontinued operations	—	—	—	—
Cumulative effect of accounting change	—	—	—	0.01

Net income (loss) per common share	$(0.17)	$0.16	$(0.18)	$0.26

Dividends per common share	$0.13	$0.13	$0.50	$0.50

D&E COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2004	2003
	(In thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$8,517	$12,446
Accounts receivable, net of reserves of $1,024 and $1,410	16,570	20,956
Inventories, lower of cost or market, at average cost	3,523	3,552
Prepaid expenses	8,466	8,914
Other	2,465	2,804

TOTAL CURRENT ASSETS	39,541	48,672

INVESTMENTS
Investments in and advances to affiliated companies	52	3,611

PROPERTY, PLANT AND EQUIPMENT
In service	335,883	320,720
Under construction	8,768	5,964

	344,651	326,684
Less accumulated depreciation	162,078	137,533

	182,573	189,151

OTHER ASSETS
Goodwill	149,032	149,127
Intangible assets, net of accumulated amortization	167,396	173,594
Other	8,191	11,756

	324,619	334,477

TOTAL ASSETS	$546,785	$575,911

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Long-term debt maturing within one year	$10,000	$11,001
Accounts payable and accrued liabilities	18,701	18,507
Accrued taxes	1,819	2,120
Accrued interest and dividends	1,683	1,949
Advance billings, customer deposits and other	11,585	10,323

TOTAL CURRENT LIABILITIES	43,788	43,900

LONG-TERM DEBT	218,500	222,765

OTHER LIABILITIES
Deferred income taxes	86,402	89,958
Other	20,530	17,248

	106,932	107,206

PREFERRED STOCK OF UTILITY SUBSIDIARY, Series A 4 1/2%, par value $100, cumulative, callable at par at the option of the Company, authorized 20 shares, outstanding 14 shares	1,446	1,446

COMMITMENTS
SHAREHOLDERS’ EQUITY
Common stock, par value $0.16, authorized shares: 100,000 at December 31, 2004 and 30,000 at December 31, 2003, Outstanding shares: 14,268 at December 31, 2004 and 15,547 at December 31, 2003	2,542	2,533
Additional paid-in capital	160,255	159,515
Accumulated other comprehensive income (loss)	(6,574)	(4,865)
Retained earnings	38,513	48,693
Treasury stock at cost, 1,640 shares at December 31, 2004 and 307 shares at December 31, 2003	(18,617)	(5,282)

	176,119	200,594

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$546,785	$575,911